EXHIBIT J


                  CONSENT OF INDEPENDENT ACCOUNTNTS




We hereby consent to the incorporation by reference in Statement of Additional Information constituting part of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 29, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of the INVESCO Variable Investment Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
-------------------------
PricewaterhouseCoopers LLP

Denver, Colorado
June 8, 1999